EXHIBIT 10.14

NUVERA COMMUNICATIONS, INC.

2025 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

This Award Agreement sets forth the terms of an Award granted for the Award Period of January 1, 2025, to December 31, 2027, pursuant to the terms of the Nuvera Communications, Inc. Long-Term Incentive Plan (the “Plan”). This Award is subject to Performance Objectives determined by the Compensation Committee (the “Committee”) of the Board of Directors of Nuvera Communications, Inc. (the “Company”). Capitalized terms used in this Award Agreement that are not defined having the meanings set forth in the Plan.

Participant:
Grant Date:	[March 27, 2025]
Award Period:	January 1, 2025, to December 31, 2027
Performance Periods:	First - January 1, 2025, to December 31, 2025 Second – January 1, 2026, to December 31, 2026 Third – January 1, 2027, to December 31, 2027
Award Payment:	Threshold – [% of Compensation/amount] Target – [% of Base Salary as of the Grant Date/amount] Maximum – [% of Compensation/amount]
Expiration Date:	December 31, 2027

1.        Vesting. This Award will vest on the last day of the Award Period, provided the Participant remains continuously employed with the Company through such date, subject to the following.

a.

Upon a Termination Event due to death or Disability during the Award Period, the Participant will be eligible to receive a pro-rated Award Payment, in an amount determined solely at the discretion of the Committee, based on actual achievement of the Performance Target(s) applicable to the Award Period, and prorated for each Performance Period based on the number of days in each Performance Period the Participant was employed.

b.

Upon a Change in Control prior to the end of the Award Period, the Participant will be eligible to receive an Award Payment calculated based on actual achievement of Performance Targets for completed Performance Periods and assuming that Performance Target(s) have been met at target levels for incomplete Performance Periods.

c.	An Award or portion of Award that fails to vest according to Sections 1.a. and 1.b. of this Award Agreement will be forfeited.

2.	Performance Terms.

a.

Award Period, Performance Period, Award Payment. The Award Period consists of three consecutive twelve-month Performance Periods. The Award Payment will be divided among the three Performance Periods such that the Threshold, Target and Maximum amounts shown in the table above represent the total possible Award Payment rather than the amount that a Participant may earn each Performance Period.

b.

Performance Targets. The Performance Target(s) applicable to the First Performance Period are set forth below. The Performance Targets for the remaining Performance Periods of this Award Period will be determined prior to or as soon as administratively practicable after the first day of each subsequent Performance Period and communicated to the Participant by subsequent Notice of Performance Targets, attached as Exhibit A, which may be transmitted electronically.

First Performance Period	[Description of OIBITDA or other Performance Targets.]

3.	Determination of Amounts Earned.

a.

Performance Period. Subject to Section 1.b. of this Award Agreement, the Committee will determine whether and to what extent Performance Target(s) have been attained and the corresponding value to the Participant attributable to each Performance Period at the conclusion of the Company’s fiscal year financial statement audit corresponding to that Performance Period. The Committee will measure actual performance against Performance Targets and corresponding amounts credited for each Performance Period, separately, regardless of performance against Performance Targets in any other Performance Period. The Participant will be informed of the Committee’s determination of performance and the amount credited to the Participant, if any, in a Notice of Performance Targets. Any amount credited in a Performance Period is subject to forfeiture, and the Participant’s right to an Award Payment does not vest except as set forth in Section 1 of this Award Agreement.

b.

Award Period. Subject to Section 1.b. of this Award Agreement and the Committee’s right to adjust Awards under the terms of the Plan, after determining whether and to what extent Performance Target(s) have been attained for the Third Performance Period and within 90 days days following the date the Company’s fiscal year financial statement audit is complete, the Committee will determine the amount of the Award Payment, if any, the Participant will receive. The Award Payment will equal the total amount earned by the Participant each Performance Period, if any.

4.          Forfeiture. Participation in the Plan ceases upon a Termination Event for any reason, except as provided under Section 1 of this Award Agreement, and the Participant will forfeit the Award and any Award Payment hereunder upon a Termination Event. Any Award Payment made under the Plan whether before or after a Termination Event, is subject to the Nuvera Communications, Inc. Clawback and Forfeiture Policy, as currently in effect.

5.          Timing of Award Payment; Tax Withholding.

a.

An Award Payment will be made in cash or shares of common stock of the Company of equivalent value in the year following the calendar year of the Third Performance Period as a single lump sum within 90 days following the date the Company’s fiscal year financial statement audit is complete and in all events by December 31 of such year, subject to any deferred compensation election the Participant has made.

b.

The Company will withhold from an Award Payment any amount required by federal, state or local law to be withheld (including employment taxes and local, state, or federal income taxes). If an Award Payment is made in shares of common stock of the Company, the Company may choose to reduce the number of shares issued to a Participant equal to the amount of taxes owed, up to the nearest whole share. Except for the amount so withheld, the Participant or beneficiary shall be liable for any and all other taxes due with respect to amounts paid pursuant to the Plan.

6.        Non-Transferability. Neither this Award nor right to any Award Payment pursuant to the Award may be transferred, assigned, pledged or hypothecated in any manner, other than by will or by the laws of descent and distribution, and will not be subject to execution, attachment or similar process.

7.        No Right to Employment. Neither the Plan, the Award Agreement nor right to any Award Payment give the Participant (a) any right to remain as an employee of the Company or an Affiliate, or in any other capacity, (b) any right to limit the Company’s or an Affiliate’s ability to terminate the Participant’s employment at any time, (c) any right to participate in any other equity compensation plan or employee benefit plan of the Company or an Affiliate, or (d) any right to receive the same benefits as any other employee of the Company or an Affiliate.

8.         Section 409A. The Award Agreement and payment of any Award Payment is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). An Award Payment that is payable on account of a termination of employment will be deemed to refer to the Participant’s “separation from service” within the meaning of Section 409A. If at the time of the Participant’s separation from service, the Participant is a “specified employee” as defined in Section 409A, any Award Payment will be made or provided no earlier than the first day of the seventh month following such Participant’s separation from service (or upon the Participant’s death, if earlier). In no event will the Company or Committee be responsible for any tax, penalty, interest or liability that arises as a result of a violation of Section 409A.

9.         Governing Law. To the extent that federal law does not otherwise control, the validity, construction and effect of the Plan or any bonus payable under the Plan will be determined in accordance with the laws of the State of Minnesota, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Accordingly, the Company and Participant have each executed and delivered this Agreement and Exhibit A and agree to be bound by their terms as of the date first above written.

COMPANY: NUVERA COMMUNICATIONS, INC.		PARTICIPANT: [PARTICIPANT]

By:
	Its:	Signature

EXHIBIT A

NUVERA COMMUNICATIONS, INC.

NOTICE OF PERFORMANCE TARGETS

This Notice of Performance Targets (the “Notice”) applies to certain Performance Period(s), an Award Period, or both, listed below, and sets forth the determination of amounts allocated to the Participant pursuant to an Award Agreement and subject to the terms of the Nuvera Communications, Inc. Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Notice are defined in the Plan or the applicable Award Agreement.

1.    Date. [Date of issuance of the Notice.]

2.    Participant. [Name of Participant]

3.    Award Period; Performance Periods. This Notice Applies to the following Award Period(s) and corresponding Performance Period(s).

Award Period[1]	Performance Period
January 1, 2025, to December 31, 2027 (“2025 Award”)	First Performance Period (January 1, 2025, to December 31, 2025)

4.    2025 Award.

(a)    Performance Targets.

First Performance Period	[Description of OIBITDA or other Performance Targets.]

(b)    The First Performance Period, Performance Target was achieved at [Threshold/Target/Maximum].2

(c)    Amount allocated to the Award Payment is [$Amount].

(d)    The 2025 Award will vest on December 31, 2027, unless otherwise determined in accordance with Section 1 of the 2025 Award.

(e)    An Award Payment, if any, will be made as a single lump sum within 90 days following the date the Company’s fiscal year financial statement audit is complete, subject to any deferred compensation election the Participant has made, and subject to the Company’s right to adjust an Award. The Company will withhold from an Award Payment any amount required by federal, state or local law to be withheld (including employment taxes and local, state, or federal income taxes). Except for the amount so withheld, the Participant or beneficiary shall be liable for any and all other taxes due with respect to amounts paid pursuant to the Plan.

1 NTD: Future awards listed in additional rows in future years.

2 NTD: 4(b)-4(e) will be added in the Notice issued in 2026.

5.    [2026 Award. Added here in the future.]

6.    [2027 Award. Added here in the future.]

7.    Incorporation of LTIP, Applicable Program and Award Agreement. This Notice, the allocation of an amount per Performance Period toward an Award Payment, and an Award Payment are subject to the terms and conditions of the Plan and the applicable Award Agreement(s), which are incorporated by reference. The Participant acknowledges receiving a copy of the Plan and the Award Agreement(s), which may have been delivered electronically. The Participant has had the opportunity to review the Plan and the Award Agreement. In the event of any conflict between the terms and conditions of this Notice and the terms and conditions of the Award Agreement or Plan, the Plan shall control.